EXHIBIT 99.1

Plug Power Announces 2015 Third Quarter Results

Company Performance in Line with 2015 Guidance

LATHAM, N.Y., Nov. 9, 2015 (GLOBE NEWSWIRE) -- Plug Power Inc. (NASDAQ:PLUG), a leader in providing clean, reliable energy solutions, today reports its 2015 third quarter results.

In the third quarter of 2015, Plug Power took major steps to achieve its 2015 objectives. The Company recorded revenue of $31.4 million and bookings that exceeded $50 million. The Company recognized revenue for more than 1,200 units in the third quarter, and now has more than 9,000 units in the field. Company performance is in line with guidance for the full year that was set forth in January 2015, which included:

  2015 Goal: Achieve revenue of more than $100 million
  Current Status through 9/30: $65 million in revenue
  2015 Goal: Realize bookings of more than $200 million
  Current Status through 9/30: $166 million in bookings – 83% towards goal
  2015 Goal: Install 15 GenFuel hydrogen storage and dispensing systems
  Current Status through 9/30: 12 GenFuel systems complete, 6 in progress
  2015 Goal: Achieve GenDrive gross margins over 25% by the fourth quarter
  Current Status through 9/30: Ahead of schedule at 17%
  2015 Goal: Book six new customers
  Current Status through 9/30: Booked five new customers, with sixth expected in the coming weeks
  2015 Goal: Continue to make progress in the hydrogen business
  Current Status through 9/30: Successful development of systems that allow small-site adoption

"In January, I clearly stated the goals that Plug Power intended to achieve in 2015," said Andy Marsh, CEO of Plug Power. "I also outlined the timeframes in which we expected to achieve them. I am pleased with Plug Power's execution in the business, and the fact that we have stayed on track and are on pace to achieve the goals and milestones laid out at the beginning of the year. Additionally, in the fourth quarter, we are on track for a third straight quarter of record revenues, a strong indicator of the attractiveness of Plug Power's offering."

Financial Results

Total revenue for the third quarter of 2015 was $31.4 million, comprised of $18.0 million in product revenue, $13.4 million in service revenue and $10,000 in research and development (R&D) contract revenue. This compares to total revenue of $19.9 million in the third quarter of 2014, which was comprised of $12.6 million in product revenue, $6.9 million in service revenue and $0.4 million in R&D contract revenue. Total revenue represents a year-over-year increase of 58.1 percent, driven by more GenDrive units sold, hydrogen infrastructure installation sales associated with seven sites in service revenues in 2015 (only three comparable sales in third quarter of 2014), and increased GenCare service revenues.

The Company recognized revenue for 1,221 GenDrive units in the third quarter of 2015 compared to 835 GenDrive units recognized in revenue in the third quarter of 2014.

In regard to GenCare services, the Company had approximately 8,115 GenDrive units and 22 hydrogen infrastructure sites under service contracts as of September 30, 2015, as compared to approximately 6,000 GenDrive units and only four hydrogen infrastructure sites under service contracts as of September 30, 2014.

In regard to GenFuel contracts where the Company provides hydrogen fuel to customers as part of their GenKey offering, the Company had 22 customers under contract contributing revenue in the third quarter of 2015, as compared to only four customers under contract in the third quarter of 2014.

Total cost of revenue for the third quarter of 2015 was $31.4 million, comprised of $15.1 million of cost of product revenue, $16.2 million in cost of service revenue and $10,000 in cost of R&D contract revenue. This compares to total cost of revenue of $21.0 million in the third quarter of 2014, which was comprised of $11.1 million in cost of product revenue, $9.2 million in cost of service revenue and $0.7 million of cost of R&D contract revenue. Year-over-year, this reflects continued substantial margin improvement in all business lines, with a total gross margin of break even for the third quarter of 2015 versus a total gross margin loss of 5 percent for the comparable period in 2014. The improvement stems from leverage of higher volume and continued cost downs.

Total administrative costs (including research and development and selling and general administrative) for the third quarter of 2015 were $12.3 million, as compared to total administrative costs of $7.2 million for the third quarter of 2014. The increased costs stem from incremental investments in sales and varied business functions to support continued growth in addition to multiple investments in product design and performance enhancement programs.

Net loss attributable to common shareholders for the third quarter of 2015 was $10.2 million, or $0.06 per share on a diluted basis. Included in the net loss for the third quarter of 2015 was a gain of $2.2 million related to the change in fair value of common stock warrant liability, a net loss on acquisition related transactions of $0.1 million, and varied acquisition and startup costs of $0.9 million associated with completing the HyPulsion transaction. Excluding these amounts, adjusted net loss for the third quarter 2015 was $11.4 million or $0.06 per share on diluted basis.

Please see the tables at the end of this press release for a reconciliation of net loss to adjusted net loss.

Cash and Liquidity

Net cash used in operating activities for the third quarter 2015 was $13.0 million which stems from the ongoing investment in our increased commercial activity, as well as incremental investment in working capital given the inventory build activity for fourth quarter programs. Plug Power had cash, cash equivalents and restricted cash of $115.2 million and net working capital of $110.0 million at September 30, 2015.

Conference Call

Plug Power has scheduled a conference call and webcast today at 10:00 am ET to review the Company's results for the third quarter of 2015.

Interested parties are invited to listen to the conference call by calling 877-465-1289.

Online, the webcast can be accessed at www.plugpower.com, by selecting the conference call link on the home page, or directly https://event.webcasts.com/starthere.jsp?ei=1082061. A playback of the call will be available online for a period following the event.

About Plug Power Inc.

The powerhouse in hydrogen fuel cell technology, Plug Power is revolutionizing the industry with cost-effective solutions that increase productivity, lower operating costs and reduce carbon footprint. Its signature solution, GenKey, provides an all-inclusive package for customers, incorporating GenFuel hydrogen and fueling infrastructure, GenCare aftermarket service and either GenDrive or ReliOn fuel cell systems. GenDrive, a lead-acid battery replacement, is used in electric lift trucks in high-throughput material handling applications. With more than 9,000 GenDrive units deployed with material handling customers, GenDrive has been proven reliable with more than 107 million hours of runtime. Plug Power manufactures tomorrow's incumbent power solutions today, so customers can POWERAhead. Additional information about the Plug Power brands is available at www.plugpower.com.

Plug Power Inc. Safe Harbor Statement

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Plug Power Inc. ("PLUG"), including but not limited to statements about PLUG's 2015 guidance for revenue, gross margin, GenFuel hydrogen infrastructure construction and order bookings, as well as growth in new customers and other growth opportunities. You are cautioned that such statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will have been achieved. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. In particular, the risks and uncertainties include, among other things, the risk that we will not be able to obtain financing arrangements to support the sale or leasing of our products and services to customers; the risk that we continue to incur losses and might never achieve or maintain profitability; the risk that we will need to raise additional capital to fund our operations and such capital may not be available to us; the risk that our lack of extensive experience in manufacturing and marketing products may impact our ability to manufacture and market products on a profitable and large-scale commercial basis; the risk that unit orders will not ship, be installed and/or converted to revenue, in whole or in part; the risk that pending orders may not convert to purchase orders, in whole or in part; the risk that a loss of one or more of our major customers could result in a material adverse effect on our financial condition; the risk that a sale of a significant number of shares of stock could depress the market price of our common stock; the risk that negative publicity related to our business or stock could result in a negative impact on our stock value and profitability; the risk of potential losses related to any product liability claims or contract disputes; the risk of loss related to an inability to maintain an effective system of internal controls or key personnel; the risks related to use of flammable fuels in our products; the cost and timing of developing, marketing and selling our products and our ability to raise the necessary capital to fund such costs; the ability to achieve the forecasted gross margin on the sale of our products; the risk that our actual net cash used for operating expenses may exceed the projected net cash for operating expenses; the cost and availability of fuel and fueling infrastructures for our products; market acceptance of our products, including GenDrive, ReliOn and GenKey systems; the volatility of our stock price; our ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for our products; our ability to develop commercially viable products; our ability to reduce product and manufacturing costs; our ability to successfully expand our product lines; our ability to successfully expand internationally; our ability to improve system reliability for our GenDrive, ReliOn and GenKey systems; competitive factors, such as price competition and competition from other traditional and alternative energy companies; our ability to protect our intellectual property; the cost of complying with current and future federal, state and international governmental regulations; risks associated with potential future acquisitions; and other risks and uncertainties referenced in our public filings with the Securities and Exchange Commission. For additional disclosure regarding these and other risks faced by PLUG, see disclosures contained in PLUG's public filings with the Securities and Exchange Commission (the "SEC") including, the "Risk Factors" section of PLUG's Annual Report on Form 10-K for the year ended December 31, 2014. You should consider these factors in evaluating the forward-looking statements included in this presentation and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and PLUG undertakes no obligation to update such statements as a result of new information.

Plug Power Inc.
Selected Financial Data
(Dollars in 000's except per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2015	2014	2015	2014

Product revenue	$ 17,976	$ 12,595	$ 37,367	$ 28,336
Product gross margin	15.7%	12.2%	18.0%	11.9%
Service revenue	$ 13,446	$ 6,915	$ 27,177	$ 13,396
Service gross margin	-20.5%	-33.3%	-26.3%	-42.9%
Research and development contract revenue	$ 10	$ 371	$ 313	$ 1,045
Research and development contract margin	0.2%	-88.4%	-18.8%	-80.6%
Total revenue	$ 31,432	$ 19,881	$ 64,857	$ 42,777
Total gross margin	0.2%	-5.5%	-0.7%	-7.5%

Total administration costs (1)	$ 12,332	$ 9,603	$ 34,409	$ 21,512

EBITDAS	$ (9,232)	$ (8,440)	$ (26,731)	$ (19,092)
Adjusted net loss	(11,439)	(7,462)	(34,205)	(21,704)
Adjusted diluted net loss per share	(0.06)	(0.04)	(0.20)	(0.14)

Cash used in operating activities	$ (13,042)	$ (11,091)	$ (37,296)	$ (31,025)

	At September 30, 2015	At December 31, 2014

Cash, cash equivalents and restricted cash	$ 115,195	$ 146,705
Working capital	$ 110,036	$ 167,039

(1) Administration costs represent total research and development, and selling, general and administrative costs, including amortization of intangible assets.

Plug Power Inc.
Reconciliation of Non-GAAP financial measures
(Dollars in 000's except per share amounts)

Reconciliation of Reported Net Loss to Adjusted Net Loss	For the three months ended September 30,		For the nine months ended September 30,
	2015	2014	2015	2014

Net loss attributable to common shareholders, as reported	$ (10,238)	$ (9,377)	$ (30,568)	$ (81,461)
Less: change in fair value of common stock warrant liability	2,167	485	4,603	(58,371)
Less: (loss) gain on acquisition activity, net	(116)	--	(116)	1,014
Less: European acquisition and other startup expenses	(850)	--	(850)	--
Less: legal reserve	--	(2,400)	--	(2,400)
Adjusted net loss	$ (11,439)	$ (7,462)	$ (34,205)	$ (21,704)

Adjusted diluted net loss per share	$ (0.06)	$ (0.04)	$ (0.20)	$ (0.14)

Diluted weighted average number of common shares outstanding	177,369,017	169,557,223	174,724,746	154,539,225

Adjusted net loss and adjusted diluted loss per share, exclude the change in fair value of common stock warrant liability, (loss) gain on acquisition activity, European acquisition and other startup expenses, and charges for a specific legal matter.

Reconciliation of Reported Operating Loss to EBITDAS	For the three months ended September 30,		For the nine months ended September 30,
	2015	2014	2015	2014

Operating loss, as reported	$ (12,256)	$ (10,696)	$ (34,882)	$ (24,716)
Stock-based compensation	2,400	1,148	5,835	2,403
Depreciation and amortization	624	1,108	2,316	3,221
EBITDAS	$ (9,232)	$ (8,440)	$ (26,731)	$ (19,092)

EBITDAS is defined as operating loss, adjusted for depreciation and amortization expense and charges for stock-based compensation.

EBITDAS and adjusted net loss are non-GAAP measures of our financial performance and should not be considered as an alternative to net income/(loss) or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.
CONTACT: Media and Investor Relations Contact:
         Teal Vivacqua
         Plug Power Inc.
         Phone: 518.738.0269